UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 20, 2014

FIRST CORPORATION
(Name of Small Business issuer in its charter)

COLORADO	0-52724	90-0219158
(State or other jurisdiction of	(Commission File No.)	(IRS Employer
incorporation or organization)		Identification No.)

Maranello, Watch House Green, Felsted, Essex, CM6 3EF, United Kingdom
(Address of principal executive offices)

01144 1234 822289
(Registrant’s telephone number)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective June 20, 2014, the Board of Directors appointed Daniel Sweeting as a director of First Corporation, effective immediately.

Mr. Sweeting, age 31, has worked in the insurance, construction and entertainment/hospitality industries since receiving a bachelor’s degree in Business Studies (with honors) from Nottingham Business School, Nottingham Trent University.

From February 2008 to June 2012, he was a Senior Sales Executive at RKH Insurance Brokers in Bedford, UK.  As such, he sold cross-class commercial and private lines insurance within a target based sales environment, exceeding his annual target each year.  He liaised with board level management and high net-worth prospective clients and was responsible for training and mentoring of new employees. He also interacted with insurers with respect to preparation of risk submission and further referral.

From June 2012 to May 2013, Mr. Sweeting served as General Manager of the Gordon Arms and Ent Shed, where he developed and managed marketing strategies, including a new website and social media.  He also implemented event promotion activities via target on- and off-line marketing campaigns and managed all live event, bar and restaurant activities.  He was also responsible for budgeting, banking, procurement of inventory and workforce planning as well as recruiting and training staff.  From June 1999 to May 2013, he also worked as a Renovation and Maintenance Contractor for Scott Interiors where he undertook a wide variety of residential and commercial property renovations.

From June 2013 to October 2013, Mr. Sweeting served as an Account Executive at Bluefin Insurance Services.  In this capacity, he identified and developed new client relationships and cross sold insurance products.  He was responsible for documentation and maintaining accurate and secure client information.  He reviewed client insurance portfolios, providing insurance, risk and financial advice and underwrote delegated authority type insurance products.

Daniel Sweeting is the son of Christopher Sweeting, First Corporation’s other director and Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 31, 2014

First Corporation

/s/ Christopher Sweeting
Christopher Sweeting
Chief Executive Officer